Exhibit 10.4

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of March 27, 2014 (the “Execution Date”), is entered into by and between Skullcandy, Inc., a Delaware corporation (the “Company”) and Patrick Grosso (the “Executive”).
RECITALS
A.        The Executive is currently employed by the Company and the Company desires to continue to employ the Executive and to enter into an agreement embodying the terms of such employment; and
B.         The Executive desires to continue employment with the Company, subject to the terms and conditions of this Agreement.
AGREEMENT
1.    Employment Period. The term of this Agreement (the “Employment Period”) shall commence on the Execution Date and continue until terminated in accordance with the terms contained in this Agreement. Notwithstanding the foregoing, this Agreement shall govern the terms and conditions of the Executive’s employment with the Company with retroactive effect back to July 15, 2013. The Executive’s employment hereunder is terminable at will by the Company or by the Executive at any time (for any reason or for no reason), subject to the provisions of Section 4 below.

2.    Terms of Employment.
(a)        Position and Duties.
(i)        Role and Responsibilities. During the Employment Period, the Executive shall serve as Vice President, Strategic Initiatives & Corporate Affairs and Secretary of the Company, and shall perform such employment duties as are usual and customary for such position. The Executive shall report directly to the Chief Executive Officer of the Company. At the Company’s request, the Executive shall serve the Company and/or its subsidiaries and affiliates in other capacities in addition to the foregoing, consistent with the Executive’s position as Vice President, Strategic Initiatives & Corporate Affairs and Secretary of the Company. In the event that the Executive serves in any one or more such additional capacities, the Executive’s compensation shall not be increased beyond that specified in Section 2(b) hereof. In addition, in the event the Executive’s service in one or more of such additional capacities is terminated, the Executive’s compensation, as specified in Section 2(b) hereof, shall not be diminished or reduced in any manner as a result of such termination, provided that the Executive otherwise remains employed under and performs the services contemplated by this Agreement.
(ii)        Exclusivity. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive may be entitled, the Executive agrees to devote his full business time and attention to the business and affairs of the Company. Notwithstanding the foregoing, during the Employment Period, it shall not be a violation of this Agreement for the Executive to: (A) serve on boards, committees or similar bodies, (B) fulfill limited teaching, speaking and writing engagements, and (C) manage his personal investments, in each case, so long as such activities do not individually or in the aggregate materially interfere or conflict with the performance of the Executive’s duties and responsibilities under this Agreement.

(iii)        Principal Location. During the Employment Period, the Executive shall perform the services required by this Agreement at the Company’s principal offices located in Park City, Utah (the “Principal Location”), except for travel to other locations as may be necessary to fulfill the Executive’s duties and responsibilities hereunder.
(b)        Compensation, Benefits, Etc.
(i)        Base Salary. During the Employment Period, the Executive shall receive an annual base salary (the “Base Salary”) of $235,000 per year. The Base Salary shall be reviewed annually by the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of the Company and may be increased from time to time by the Compensation Committee in its sole discretion. The Base Salary shall be paid in accordance with the Company’s normal payroll practices for executive salaries generally, but no less often than monthly. The Base Salary may be increased in the Compensation Committee’s discretion, but not reduced, and the term “Base Salary” as utilized in this Agreement shall refer to the Base Salary as so increased (if applicable).
(ii)        Annual Cash Bonus. In addition to the Base Salary, the Executive shall be eligible to earn, for each fiscal year of the Company ending during the Employment Period, a discretionary cash performance bonus (an “Annual Bonus”) under the Company’s annual bonus plan or program applicable to senior executives, as in effect from time to time. The Executive’s target Annual Bonus shall be set at fifty percent (50%) of the Base Salary in effect at the end of such year (the “Target Bonus”) (pro-rated to reflect any partial year’s service). The actual amount of any Annual Bonus shall be determined by reference to the attainment of Company and/or individual performance objectives, in each case, as determined by the Compensation Committee, and may be greater or less than the Target Bonus (and may equal zero); provided that the Executive’s maximum Annual Bonus shall not exceed one hundred percent (100%) of the Base Salary in effect at the end of such year. Payment of any Annual Bonus(es), to the extent any Annual Bonus(es) become payable, will be contingent upon the Executive’s continued employment through the applicable payment date, which shall occur on the date on which annual bonuses are paid generally to the Company’s senior executives for the relevant fiscal year.
(iii)        Relocation. In addition, the Executive acknowledges that the Company previously paid him relocation assistance in the aggregate amount of $10,000 (the “Relocation Expenses”). In the event the Executive’s employment is terminated for any reason (or no reason) on or prior to July 15, 2014, the Executive shall repay to the Company an amount equal to product of (A) the Relocation Expenses multiplied by (B) the fraction obtained by dividing (1) the number of days between (and including) the Date of Termination (as defined below) and July 15, 2014 by (2) 365. The Executive acknowledges and agrees that, to the extent the Relocation Expenses remain subject to the repayment obligation contained in this Section 2(b)(iii), the Relocation Expenses shall be deemed to remain unearned by the Executive.
(iv)        Benefits. During the Employment Period, the Executive (and the Executive’s spouse and/or eligible dependents to the extent provided in the applicable plans and programs) shall be eligible to participate in and be covered under the health and welfare benefit plans and programs maintained by the Company for the benefit of its senior executive officers from time to time, pursuant to the terms of such plans and programs. In addition, during the Employment Period, Executive shall be eligible to participate in any retirement, savings and other employee benefit plans and programs maintained from time to time by the Company for the benefit of its senior executive officers. Nothing contained in this Section 2(b)(iv) shall create or be deemed to create any obligation on the part of the

Company to adopt or maintain any health, welfare, retirement or other benefit plan or program at any time or to create any limitation on the Company’s ability to modify or terminate any such plan or program.
(v)        Equity Compensation. During the Employment Period, the Executive shall be eligible to participate in and receive periodic awards under the Company’s applicable equity incentive award plan(s) (as may be in effect from time to time), as determined by the Committee in its sole discretion. Beginning in 2014, Executive shall be eligible to receive a discretionary annual equity award (the “Annual Equity Award”) with an aggregate target denominated Black-Scholes value equal to $150,000 (the “Target Annual Equity Award Value”); provided, however, that the actual value, and the terms and conditions, of any Annual Equity Award (if any), shall be determined by the Committee in its sole discretion, and the Executive agrees and acknowledges that he shall not have any right, claim or cause of action against the Company (or its affiliates, successors or assigns) if the Executive is granted an Annual Equity Award with an aggregate value that is not equal to the Target Annual Equity Award Value and/or if the Executive is not granted an Annual Equity Award with respect to any fiscal year.
(vi)        Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the policies, practices and procedures of the Company applicable to senior executives of the Company.
(vii)        Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to its senior executives.
3.    Termination of Employment.
(a)        Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. Either the Company or the Executive may terminate the Executive’s employment in the event of the Executive’s Disability during the Employment Period. For purposes of this Agreement, “Disability” shall mean that the Executive has become entitled to receive benefits under an applicable Company long-term disability plan or, if no such plan covers the Executive, as determined in the reasonable discretion of the Board.
(a)    Termination by the Company. The Company may terminate the Executive’s employment during the Employment Period for Cause or without Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of any one or more of the following events unless, to the extent capable of correction, the Executive fully corrects the circumstances constituting Cause in accordance with this Agreement after receipt of the Notice of Termination (as defined below):

(i)        willful and continued failure by the Executive to perform substantially his reasonably assigned duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness) after a demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer which specifically identifies the manner in which the Board [or the Company] believes that the Executive has not substantially performed his duties, and such failure is not cured, if curable, within sixty (60) days;
(ii)        engaging in illegal conduct which is materially and demonstrably injurious to the Company;
(iii)        engaging in fraudulent conduct, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction;

(iv)        conviction of a felony, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction;
(v)        gross negligence in the performance of the Executive’s duties or responsibilities (unless significantly changed without your consent, as established through written evidence), and such action is not cured, if curable, within sixty (60) days of notice from the Board; or
(vi)        significant violation of the Company’s material, written policies and procedures.
No act, or failure to act, on the Executive’s part shall be considered “willful” unless done, or omitted to be done without reasonable belief that his action or omission was in, or not opposed to, the best interests of the Company. Any act, or failure to act, specifically based upon authority given pursuant to a resolution duly adopted by the Board shall be conclusively presumed to be done, or omitted to be done, by the Executive in the best interests of the Company.
(b)    Termination by the Executive. The Executive’s employment may be terminated by the Executive for any reason, including with Good Reason or without Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events without the Executive’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:
(i)    a material diminution in Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 2(a) hereof, excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii)    the Company’s material reduction of the Executive’s Base Salary, as the same may be increased from time to time;

(iii)    a material change in the geographic location of the Principal Location which shall, in any event, include only a relocation of the Principal Location by more than fifty (50) miles from its existing location;
(iv)    the Company’s material breach of this Agreement;

(v)     the termination of employment of Hoby Darling.
Notwithstanding the foregoing, the Executive will not be deemed to have resigned for Good Reason unless (A) the Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Executive to constitute Good Reason within sixty (60) days after the date of the occurrence of any event that the Executive knows or should reasonably have known to constitute Good Reason, (B) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (C) the effective date of the Executive’s termination for Good Reason occurs no later than sixty (60) days after the expiration of the Company’s cure period.
(c)    Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by a Notice of Termination to the other party given in accordance with Section 10(b) hereof. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice or, if later (and applicable), thirty (30) days after the expiration of the applicable cure period). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(d)    Termination of Offices and Directorships; Return of Property. Upon termination of the Executive’s employment for any reason, unless otherwise specified in a written agreement between the Executive and the Company, the Executive shall be deemed to have resigned from all offices, directorships, and other employment positions if any, then held with the Company, and shall take all actions reasonably requested by the Company to effectuate the foregoing. In addition, upon the termination of the Executive’s employment for any reason, the Executive agrees to return to the Company all documents of the Company and its affiliates (and all copies thereof) and all other Company or Company affiliate property that the Executive has in his possession, custody or control. Such property includes, without limitation: (i) any materials of any kind that the Executive knows contain or embody any proprietary or confidential information of the Company or an affiliate of the Company (and all reproductions thereof), (ii) computers (including, but not limited to, laptop computers, desktop computers and similar devices) and other portable electronic devices (including, but not limited to, tablet computers), cellular phones/smartphones, credit cards, phone cards, entry cards, identification badges and keys, and (iii) any correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, business plans, marketing strategies, products and/or processes of the Company or any of its affiliates and any information received from the Company or any of its affiliates regarding third parties.

4.    Obligations of the Company upon Termination. Upon a termination of the Executive’s employment for any reason, the Executive shall be paid, in a single lump-sum payment on the date of the Executive’s termination of employment, the aggregate amount of the Executive’s earned but unpaid Base Salary (the “Accrued Obligations”).

(a)    Without Cause, For Good Reason, Death or Disability. If the Executive incurs a Separation from Service (as defined below) during the Employment Period (such date, the “Date of Termination”) by reason of a termination of the Executive’s employment (x) by the Company without Cause; (y) by the Executive for Good Reason; or (z) by reason of the Executive’s death or Disability (in any case, a “Qualifying Termination”), in each case, then subject to and conditioned upon compliance with Section 4(c) hereof and the Release requirements (discussed below), in addition to the Accrued Obligations:
(i)     Cash Severance. The Executive shall be paid, in a single lump-sum payment on the sixtieth (60th) day following the Date of Termination (the “Severance Payment Date”), an amount equal to fifty percent (50%) of the Executive’s annual Base Salary, as in effect on the Date of Termination, disregarding any reduction in Base Salary that would give rise to the Executive’s right to terminate for Good Reason.
(ii)     Target Bonus. In addition, the Executive shall be paid, in a single lump-sum payment on the Severance Payment Date, an amount equal to the Executive’s full Target Bonus for the fiscal year in which the Date of Termination occurs (the “Bonus Severance”).

(iii)     COBRA. During the period commencing on the Date of Termination and ending on the eighteen (18)-month anniversary of the Date of Termination or, if earlier, the date on which the Executive becomes eligible for coverage under the group health plan of a subsequent employer (of which eligibility the Executive hereby agrees to give prompt notice to the Company) (in any case, the “COBRA Period”), subject to the Executive’s valid election to continue healthcare coverage under Section 4980B of the Internal Revenue Code and the regulations thereunder (together, the “Code”), the Company shall continue to provide the Executive and the Executive’s eligible dependants with Company paid coverage under its group health plans at the same levels as would have applied if the Executive’s employment had not been terminated, based on the Executive’s elections in effect on the Date of Termination, provided, however, that (A) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A (as defined below) under Treasury Regulation Section 1.409A-1(a)(5), or (B) the Company is otherwise unable to continue to cover the Executive under its group health plans without incurring penalties (including without limitation, pursuant to Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to the Executive in substantially equal monthly installments over the continuation coverage period (or the remaining portion thereof).

(iv)     Equity Awards. (A) all outstanding Company equity awards held by the Executive on the Date of Termination other than that certain restricted stock unit award granted to the Executive on August 6, 2013 with respect to 22,189 shares of the Company’s common stock (the “2013 RSU Award”) shall immediately become fully vested and, to the extent applicable, exercisable (for the avoidance of doubt, all such equity awards shall remain outstanding and eligible to vest following the Date of Termination and shall actually vest and become exercisable (if applicable) upon the effectiveness of the Release) and (B) each outstanding Company non-qualified stock option held by the Executive on the Date of Termination, to the extent vested as of or in connection with the Qualifying Termination, may be exercised in the manner set forth in the applicable stock option agreement until the earlier of ninety (90) days following the Date of Termination or the maximum term of the applicable stock option. In addition, notwithstanding the foregoing, upon a termination of employment by the Company without Cause or by the Executive for Good Reason, other than upon a termination of employment by the Executive for Good Reason pursuant to Section 3(c)(v) hereof, the 2013 RSU Award shall immediately become fully vested.

Notwithstanding the foregoing, it shall be a condition to the Executive’s (or the Executive’s estate’s or beneficiaries’, if applicable) right to receive the amounts provided for in Sections 4(a)(i) -- 4(a)(iv) hereof that the Executive (or the Executive’s estate or beneficiaries, if applicable) execute and deliver to the Company an effective release of claims in substantially the form attached hereto as Exhibit A (the “Release”) within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the Date of Termination and that Executive (or the Executive’s estate or beneficiaries, if applicable) not revoke such Release during any applicable revocation period.

(b)    For Cause, Without Good Reason or Other Terminations. If the Company terminates the Executive’s employment for Cause, the Executive terminates the Executive’s employment without Good Reason, or the Executive’s employment terminates for any other reason not enumerated in Section 4(a) hereof, in any case, during the Employment Period, the Company shall pay to the Executive the Accrued Obligations in cash within thirty (30) days after the Date of Termination (or by such earlier date as may be required by applicable law), and the Executive shall have no further rights hereunder.

(c)     Six-Month Delay. Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including without limitation any severance payments or benefits payable under Section 4(a) hereof, shall be paid to the Executive during the six (6)-month period following the Executive’s “separation from service” from the Company (within the meaning of Section 409A, a “Separation from Service”) if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period.

(d)    Exclusive Benefits. Except as expressly provided in this Section 4 and subject to Section 5 hereof, the Executive shall not be entitled to any additional payments or benefits upon or in connection with the Executive’s termination of employment.

5.     Non-Exclusivity of Rights. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.
6.    Excess Parachute Payments, Limitation on Payments.
(a)    Best Pay Cap. Notwithstanding any other provision of this Agreement, in the event that any payment or benefit received or to be received by the Executive (including any payment or benefit received in connection with a termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, including the payments and benefits under Section 4(a) hereof, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the cash severance payments under this Agreement shall first be reduced, and the noncash severance payments hereunder shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(b)    Certain Exclusions. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of an independent, nationally recognized accounting firm (the “Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code)

allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

7.    Confidential Information; Other Agreements.
(a)        The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company and its subsidiaries and affiliates, which shall have been obtained by the Executive in connection with the Executive’s employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data, to anyone other than the Company and those designated by it; provided, however, that if the Executive receives actual notice that the Executive is or may be required by law or legal process to communicate or divulge any such information, knowledge or data, the Executive shall promptly so notify the Company.
        (b)        In recognition of the facts that irreparable injury will result to the Company in the event of a breach by the Executive of his obligations under Section 7(a) hereof, that monetary damages for such breach would not be readily calculable, and that the Company would not have an adequate remedy at law therefor, the Executive acknowledges, consents and agrees that in the event of such breach, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by the Executive.
(c)        The Executive hereby acknowledges that the Executive has previously entered into an agreement with the Company containing indemnity covenants (the “Indemnification Agreement”) and that the Executive remains bound by the terms and conditions of the Indemnification Agreement.
(d)        The Executive also acknowledges that it is a condition of his employment that he sign and comply with a confidentiality, invention assignment, non-solicit and/or arbitration agreement in a form prescribed by the Company.
8.    Representations. The Executive hereby represents and warrants to the Company that (a) the Executive is entering into this Agreement voluntarily and that the performance of the Executive’s obligations hereunder will not violate any agreement between the Executive and any other person, firm, organization or other entity, and (b) the Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by the Executive’s entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement.
9.    Successors.
(a)        This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(a)    This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b)    The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

10.    Miscellaneous.
(a)    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b)    Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive: at the Executive’s most recent address on the records of the Company.
If to the Company:
Skullcandy, Inc.
1441 West Ute Blvd., Suite 250
Park City, UT 84098
Attn: Secretary

with a copy to:
Latham & Watkins LLP
650 Town Center Drive
Suite 2000
Costa Mesa, CA 92626
Attn: Cary Hyden

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(c)    Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.

(d)    Section 409A of the Code.
(i)     To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder (together, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, if the Company determines that any compensation or benefits payable under this Agreement may be subject to Section 409A, the Company shall work in good faith with the Executive to adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A, including without limitation, actions intended to (i) exempt the compensation and benefits payable under this Agreement from Section 409A, and/or (ii) comply with the requirements of Section 409A; provided, however, that this Section 10(d) shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so.
(ii)    Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A and Section 4(c) hereof to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A.

(iii)     To the extent that any payments or reimbursements provided to the Executive under this Agreement are deemed to constitute compensation to the Executive to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement of any such expenses shall not be subject to liquidation or exchange for any other benefit.

(e)    Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(f)    Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(g)    No Waiver. The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 3(c) hereof, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(h)    Entire Agreement. As of the Execution Date, this Agreement, together with the Indemnification Agreement, constitutes the final, complete and exclusive agreement between the Executive and the Company with respect to the subject matter hereof and replaces and supersedes any and all other agreements, offers or promises, whether oral or written, by any member of the Company and its subsidiaries or affiliates, or representative thereof.

(i)    Amendment. No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto.

(j)    Counterparts. This Agreement and any agreement referenced herein may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Board, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.
SKULLCANDY, INC.,
a Delaware corporation
By:    /s/ S. Hoby Darling
Name: S. Hoby Darling
Title: President and Chief Financial Officer

“EXECUTIVE”
/s/ Patrick Grosso
Patrick Grosso

EXHIBIT A
GENERAL RELEASE
For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Skullcandy, Inc., a Delaware corporation and each of its partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof.  The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment or termination of employment of the undersigned by the Releasees, or any of them; any alleged breach of any express or implied contract of employment; any alleged torts or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination In Employment Act, the Americans With Disabilities Act, and the California Fair Employment and Housing Act. Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of the undersigned (i) to payments or benefits under Section 4(a) of that certain Employment Agreement, dated as of March ___, 2014, between Skullcandy, Inc. and the undersigned (the “Employment Agreement”), whichever is applicable to the payments and benefits provided in exchange for this Release, (ii) to accrued or vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company, (iii) to any Claims, including claims for indemnification and/or advancement of expenses arising under any indemnification agreement between the undersigned and the Company or under the bylaws, certificate of incorporation of other similar governing document of the Company or (iv) to any Claims which cannot be waived by an employee under applicable law.
THE UNDERSIGNED ACKNOWLEDGES THAT THE EXECUTIVE HAS BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
THE UNDERSIGNED, BEING AWARE OF SAID CODE SECTION, HEREBY EXPRESSLY WAIVES ANY RIGHTS THE EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT OF 1990, THE UNDERSIGNED IS HEREBY ADVISED AS FOLLOWS:

(A)    THE EXECUTIVE HAS THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS RELEASE;
(B)    THE EXECUTIVE HAS TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE BEFORE SIGNING IT; AND
(C)    THE EXECUTIVE HAS SEVEN (7) DAYS AFTER SIGNING THIS RELEASE TO REVOKE THIS RELEASE, AND THIS RELEASE WILL BECOME EFFECTIVE UPON THE EXPIRATION OF THAT REVOCATION PERIOD.
The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the Executive may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer.  It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.
The undersigned agrees that if the Executive hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees incurred by Releasees in defending or otherwise responding to said suit or Claim.
The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.
IN WITNESS WHEREOF, the undersigned has executed this Release this ____ day of ___________, ____.